As filed with the Securities and Exchange Commission on July 18, 2014

Registration No. 333-170179

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Giant Interactive Group Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12/F No. 3 Building, 700 Yishan Road

Shanghai 200233

People’s Republic of China

(Address of principal executive office)

Giant Interactive Group Inc.

2007 Performance Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address and telephone number of agent for service)

Copies to:

Portia Ku, Esq.

O’Melveny & Myers

2765 Sand Hill Rd.

Menlo Park, CA 94025

United States of America

Tel: +1 (650) 473-2630

Fax: +1 (650) 473-2601

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-170179) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by Giant Interactive Group Inc., a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on October 28, 2010. Under the Registration Statement, a total of 2,900,000 ordinary shares of the Registrant, par value $0.0000002 per share (the “Ordinary Shares”) were registered for issuance upon exercise of options granted or to be granted pursuant to the Registrant’s 2007 Performance Incentive Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued securities previously registered under the Registration Statement and issuable under the Plan.

On March 17, 2014, the Registrant entered into an Agreement and Plan of Merger with Giant Investment Limited (“Parent”) and Giant Merger Limited (“Merger Sub”), a wholly owned subsidiary of Parent, which was amended by Amendment No.1 to the Agreement and Plan of Merger, dated as of May 12, 2014 (as amended, the “Merger Agreement”). On July 14, 2014, at an extraordinary general meeting, the shareholders of the Registrant voted to adopt the Merger Agreement and the transactions contemplated thereby, as contemplated by the Merger Agreement.

On July 18, 2014 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent. Upon the completion of the Merger, all outstanding Ordinary Shares and American depositary shares of the Registrant and all outstanding and unexercised options to purchase Ordinary Shares pursuant to the Plan were cancelled.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on July 18, 2014.

Giant Interactive Group Inc.

By:	/s/ Jazy Zhang
Name:	Jazy Zhang
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yuzhu Shi	Chairman of the Board	July 18, 2014
Yuzhu Shi

/s/ Wei Liu	Director, Chief Executive Officer	July 18, 2014
Wei Liu	(principal executive officer)

/s/ Xuefeng Ji	Director, President	July 18, 2014
Xuefeng Ji

/s/ Jazy Zhang	Chief Financial Officer	July 18, 2014
Jazy Zhang	(principal financial and accounting officer)

/s/ Wei Ying	Director	July 18, 2014
Wei Ying

/s/ Gordon Sun Kan Shaw	Director	July 18, 2014
Gordon Sun Kan Shaw

/s/ Bing Yuan	Director	July 18, 2014
Bing Yuan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on July 18, 2014.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director